Consent of Independent Registered Public Accounting Firm

To the Board of Directors

GlassesOff Inc.

Gentlemen:

We hereby consent to the filing as an exhibit to this Registration Statement on Form S-1 of GlassesOff Inc., a Nevada corporation (the “Company”), our report dated May 1, 2013 relating to the consolidated financial statements of the Company as of December 31, 2012 and 2011 and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012 and for the period from February 5, 2007 (inception date) through December 31, 2012.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Respectfully,

/s/ Yarel + Partners
Yarel + Partners, Certified Public Accountants (Isr.)

Tel Aviv, Israel

October 28, 2013